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                                   EXHIBIT 4.9

                                    FORM OF
                                    NEW NOTE
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THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF
1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.


                                PROMISSORY NOTE

$2,000,000                                                      Philadelphia, PA
                                                         as of December 17, 1999


          FOR VALUE RECEIVED, CARESIDE, INC., a Delaware corporation with offices at 6100 Bristol Parkway, Culver City, California 90230 ("Maker") promises to pay to the order of S.R. One, Limited, a Pennsylvania Business Trust, ("Payee"), or to such other person or at such other place as Payee may designate from time to time in writing, the principal amount of Two Million Dollars ($2,000,000) in lawful money of the United States of America, together with such interest as may be payable as hereinafter provided. This Note is issued pursuant to the Securities Purchase Agreement dated December 17, 1998 between Maker and Payee (the "Securities Purchase Agreement") and as modified by the Securities Conversion Agreement, dated as of May ___, 1999, between Maker and Payee (the "Securities Conversion Agreement"). This note represents the remaining balance under those certain notes dated December 28, 1998 and January __, 1999 each in the original principal amount of $1,500,000 (the "Original Notes"). Simultaneously with the issuance of this Note, $1,000,000 of the principal amount under the Original Notes, together with accrued interest thereon, was converted into preferred stock of Maker (the "Conversion"). In connection with the Conversion, Maker and Payee agreed to certain changes to the terms of the Original Notes. The Original Notes having been surrendered and canceled, this Note is being issued as an amendment and restatement of the Original Notes insofar as they represent the portion of the principal and interest thereunder not converted to preferred stock (the "Remaining Balance"). Interest on the Remaining Balance accrued but not paid prior to the date hereof shall be due and owing pursuant to this Note.

          1.   Maturity.  The principal amount outstanding under the Note will
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be due and payable at the earliest to occur of (i) the closing of a private equity financing of at least $8,000,000, or (ii) December 17, 1999 ("Maturity").
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          2.   Interest Payments. Interest payable on the outstanding principal
               -----------------
will be calculated at the rate of eight percent (8%) per annum from the date hereof through and including June 30, 1999. Commencing July 1, 1999 interest shall be calculated at the rate of ten percent (10%) per annum. In either case, interest shall be payable in cash on a quarterly basis on the last business day of each calendar quarter, or on Maturity if other than the last day of a calendar quarter, commencing with the last business day of the calendar quarter which includes the date hereof.

          3.   Optional Prepayment.
               -------------------

          (a) From and after the date hereof, provided demand for repayment has not been made, Maker shall have the privilege at any time and from time to time of prepaying this Note in whole or in part (each, a "Prepayment"), provided that Maker sends a notice (each, a "Prepayment Notice") to Payee at least 15 days prior to the date of such prepayment (each, a "Prepayment Date"). There shall be no premium or penalty in connection with any Prepayment. Each Prepayment shall be applied first against accrued interest, if any, and then against principal outstanding in the inverse order of the maturity of the installments thereof. Each Prepayment Notice shall set forth the Prepayment Date and the amount of the Prepayment, specifying the amount thereof being applied against accrued interest and the amount thereof being applied against principal.

          4.   Conversion.  All of any portion of the remaining principal, plus
               ----------
accrued interest thereon, shall be convertible at the option of Payee, exercisable after December 1, 1999, into shares of Series A Convertible Preferred Stock determined on the same basis as the terms set forth in the Securities Conversion Agreement.

          5.   Security.  The indebtedness outstanding under this Note will
               --------
be unsecured. Maker covenants that it will not create, incur, assume or permit any mortgage, pledge, lien, security interest or other preferential arrangement, charge or encumbrance of any nature upon or with respect to the assets of the Maker except for mortgages, pledges, liens, security interests or other preferential arrangements, charges or encumbrances on the assets of the Maker incurred, assumed or permitted pursuant to any lease financing for up to $3,000,000 undertaken by the Maker.

          6.   Seniority.  The indebtedness outstanding under this Note will be
               ---------
considered senior debt and will not be subordinated to any other indebtedness of the Maker except insofar as Maker has granted security to Finova Technology Finance, Inc. in connection with equipment lease financing obtained from such lender.

          7.   Events of Default.  The occurrence of one or more of the
               -----------------
following events (after the expiration of any stated notice or cure period) shall constitute an event of default ("Event of Default") hereunder:

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          (a) Maker shall fail to make any payment due to Payee under this Note within ten (10) days after the same shall become due and payable, whether at Maturity, by acceleration or otherwise;

          (b) If Maker becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within ninety (90) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it, and if contested by it, not dismissed or stayed within ninety (90) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Maker; if any order for relief is entered relating to any of the foregoing proceedings; if Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Maker shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

          (c) Maker fails to perform in accordance with any other terms or conditions in this Note, Securities Purchase Agreement or the Securities Conversion Agreement between Maker and Payee and Maker has failed to cure the same within thirty (30) days following its receipt of written notice of said Event of Default hereunder or of a default thereunder;

          (d) Maker sells or otherwise transfers substantially all of its assets, discontinues its business, voluntarily or involuntarily dissolves, or more than fifty percent (50%) of the voting power of the equity of Maker is transferred to a single acquirer or group of acquirers acting in concert in a single transaction or series of related transactions.

          8.   Remedies.  Upon the occurrence of any Event of Default, at the
               --------
option of Payee:

          (a) the entire unpaid principal sum outstanding hereunder plus any and all interest accrued thereon plus all other sums due and payable to Payee hereunder shall become immediately due and payable; and

               (b) Payee may exercise any and all other rights and remedies at law or in equity.

          9.   Remedies Cumulative, etc.
               -------------------------

          (a) No right or remedy conferred upon or reserved to Payee hereunder or now or hereafter existing at law or in equity is intended to be exclusive of any other right or

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remedy, and each and every such right or remedy shall be cumulative and concurrent, and in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Payee, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.

          (b) Maker agrees that any action or proceeding against it to enforce this Note may be commenced in state or federal court in any county in the State of Delaware.

          10.  No Setoff.  Maker shall not be permitted to set off any
               ---------
obligation owed to Payee hereunder against any obligations owed by Payee to Maker, if any, unless such obligation setting off payments hereunder has been finally determined to be owed to Maker and such determination is not appealable by Payee.

          11.  Costs and Expenses.  Following the occurrence of any Event of
               ------------------
Default, Maker shall pay upon demand all costs and expenses (including all attorneys' fees and expenses) incurred by Payee in the exercise of any of its rights, remedies or powers to enforce this Note and any amount thereof not paid promptly following demand therefor shall be added to the principal sum hereunder and shall bear interest as set forth in Section 2 hereof, from the date of such demand until paid in full.

          12.  Notices.  All notices required to be given to any of the parties
               -------
hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

     If to Maker:       CARESIDE, INC.
     -----------        6100 Bristol Parkway
                        Culver City, CA  90230
                        Attn:  President and
                               Chief Executive Officer
                        Facsimile No.:  310-338-6789

     With a copy to:    Pepper Hamilton LLP
     --------------     3000 Two Logan Square
                        18th & Arch Streets
                        Philadelphia, PA 19103
                        Attn:  Julia D. Corelli, Esq.

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     If to Payee:       S.R. One, Limited
     -----------        4 Towers Bridge
                        200 Barr Harbor Drive
                        Suite 250
                        West Conshohocken, PA 19428
                        Attn:  Ms. Brenda Gavin
                        Facsimile No.: ____________

          Such notice shall be deemed to be given when received if delivered personally or three (3) business days after the date mailed to a recipient in the same country as the sender, or seven (7) business days to any other recipient. Any notice mailed shall be sent by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

          13.  Severability.  In the event that any provision of this Note is
               ------------
held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          14.  Successors and Assigns.  This Note inures to the benefit of Payee
               ----------------------
and binds Maker, and its respective successors and assigns, and the words "Payee" and "Maker" whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

          15.  Entire Agreement. This Note embodies the entire understanding and
               ----------------
agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral and written.

          16.  Modification of Agreement. This Note may not be modified, altered
               -------------------------
or amended, except by an agreement in writing signed by both Maker and Payee.

          17.  No Presentment, Etc.  Maker hereby waives presentment, demand,
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notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, Event of Default or enforcement of this Note.

          18.  No Waiver.  Payee shall not, by any act, delay, omission or
               ---------
otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver shall be in writing and signed by Payee. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

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          19.  Governing Law.  This Note shall be governed by and construed in
               -------------
accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, Maker has duly executed this Promissory Note the day and year first above written.

                              CARESIDE, INC.



                              By:_________________________________
                              Name:
                              Title:

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